Exhibit 99.1

NEWS RELEASE
Corporate Offices:
1328 Racine Street
Racine, WI 53403

TWIN DISC APPOINTS KEVIN OLSEN TO ITS BOARD OF DIRECTORS

RACINE, Wis., August 8, 2022 – Twin Disc, Inc. (NASDAQ: TWIN) a global leader in power transmission technology for marine, land-based and oil & gas applications, has appointed Kevin Olsen to its Board of Directors.

Mr. Olsen is currently the President and Chief Executive Officer of Dorman Products, Inc. (NASDAQ: DORM) and also serves as a member of Dorman’s Board of Directors. Mr. Olsen previously served as Dorman’s Chief Financial Officer from 2016 to 2018. Dorman Products, Inc. is a leading supplier of replacement parts and fasteners for passenger cars and light-, medium-, and heavy-duty vehicles in the motor vehicle aftermarket industry. Prior to Dorman, Mr. Olsen held a variety of senior leadership positions at companies such as Colfax, Crane Co., Netshape Technologies, Inc. and Danaher Corporation. Prior thereto, Mr. Olsen performed public accounting work at PricewaterhouseCoopers LLP.

“We are pleased to welcome Kevin to our Board of Directors and are confident that his background and experience will benefit Twin Disc and its shareholders,” said John H. Batten, Chief Executive Officer. “His experience in executive leadership and financial management with large organizations, will be a tremendous asset for Twin Disc.”

About Twin Disc

Twin Disc, Inc. designs, manufactures and sells marine and heavy-duty off-highway power transmission equipment. Products offered include marine transmissions, azimuth drives, surface drives, propellers, and boat management systems, as well as power-shift transmissions, hydraulic torque converters, power take-offs, industrial clutches, and control systems. The Company sells its products to customers primarily in the pleasure craft, commercial and military marine markets, as well as in the energy and natural resources, government, and industrial markets. The Company’s worldwide sales to both domestic and foreign customers are transacted through a direct sales force and a distributor network. For more information, please visit www.twindisc.com.

Contact: Jeffrey S. Knutson

(262) 638-4242

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